Exhibit 99.1

Contacts: Media Kent Landers T +01 404.676.2683 press@coca-cola.com Investors Tim Leveridge T +01 404.676.7563	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

HOWARD G. BUFFETT TO RETIRE FROM
THE COCA-COLA COMPANY BOARD OF DIRECTORS

ATLANTA, Dec. 8, 2016 – The Board of Directors of The Coca-Cola Company today announced that Howard G. Buffett, 61, will not stand for re-election to the Board at the Company’s Annual Meeting of Shareowners in April 2017.  Buffett has chosen to retire from the Board to focus more time on his work as Chairman and CEO of the Howard G. Buffett Foundation, which focuses on advancing sustainable agricultural practices and conflict mitigation throughout the world.

“I’ve enjoyed my more than 17 years of combined service to the boards of Coca-Cola Enterprises and The Coca-Cola Company and have the utmost respect and admiration for the work the Company is doing to sustainably grow its business around the world,” Buffett said. “Under the long-time leadership of Chairman and CEO Muhtar Kent, joined recently by President and COO James Quincey, the Company has exciting plans for the future and is poised to deliver even greater value to its many stakeholders in the years to come.”

Buffett joined The Coca-Cola Company’s Board of Directors in December 2010 and has served as a member of the Public Issues and Diversity Review Committee since 2011. From 1993-2004 he served as a director on the Board of Coca-Cola Enterprises, Inc., which at the time was the largest bottler of Coca-Cola beverages in North America and Western Europe.

In addition to his role with the Howard G. Buffett Foundation, Buffett serves as President of Buffett Farms, a commercial farming operation in Nebraska, and, since 1993, has served as a director of Berkshire Hathaway Inc. From 1995 to January 2016, Buffett also served as a director of Lindsay Corporation.

“On behalf of everyone at Coca-Cola, I extend our heartfelt gratitude to Howard for his years of exemplary service to our Board and our system,” said Muhtar Kent, Chairman and CEO, The Coca-Cola Company. “Howard has provided valuable guidance as we have worked to imbed sustainability as a core value in our system while continuing to grow our business globally. We have all benefitted greatly from his wisdom and wise counsel.”

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world's largest beverage company, refreshing consumers with more than 500 sparkling and still brands and more than 3,800 beverage choices. Led by Coca-Cola, one of the world's most valuable and recognizable brands, our company’s portfolio features 20 billion-dollar brands, 18 of which are available in reduced-, low- or no-calorie options. Our billion-dollar brands include Diet Coke, Coca-Cola Zero, Fanta, Sprite, Dasani, vitaminwater, Powerade, Minute Maid, Simply, Del Valle, Georgia and Gold Peak. Through the world's largest beverage distribution system, we are the No. 1 provider of both sparkling and still beverages. More than 1.9 billion servings of our beverages are enjoyed by consumers in more than 200 countries each day. With an enduring commitment to building sustainable communities, our company is focused on initiatives that reduce our environmental footprint, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. Together with our bottling partners, we rank among the world's top 10 private employers with more than 700,000 system associates. For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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